Press Release                             Source: Williams Industries, Inc.

Williams Industries, Inc. Announces Biggest Contract in Company
History; Firm Will Fabricate, Deliver and Erect Steel For Massive
Woodrow Wilson Bridge Project
Monday April 28, 4:10 pm ET

MANASSAS, Va., April 28 /PRNewswire-FirstCall/ -- Williams
Industries, Inc. (Nasdaq: WMSI) today announced that its subsidiary, Williams Bridge Company, has been awarded a contract to fabricate, deliver and erect more than 13,500 tons of steel, valued at slightly less than $30,000,000, for the Virginia approach of the Woodrow Wilson Bridge replacement project now underway on the I-95 corridor over the Potomac River between Virginia and Maryland. This is the largest single contract in the company's history and will significantly increase the company's current backlog. Granite Construction Company, a wholly owned subsidiary of Granite Construction Incorporated (NYSE: GVA), and
Corman Construction Company, the joint venture partners for the Virginia approach, awarded the contract to Williams Bridge. The ability of Williams Industries' subsidiaries to fabricate, deliver and erect, using its own forces, a project of this scope is evidence of the corporation's diversity in the steel industry.

Because the Woodrow Wilson Bridge replacement project is so large and complex, the controlling jurisdictions broke the project into a number of components, including, but not limited to: the Virginia approach, the bascule (draw bridge) spans, and the Maryland approach. Williams Bridge Company's contract is for the Virginia approach, which is approximately 2,100 feet in length. The Maryland approach has not yet been bid.

Fabrication for the Virginia approach will occur at Williams Bridge Company's facilities located in Manassas and Richmond, Virginia, with assistance from the company's plant in Bessemer, Alabama if necessary. Another Williams Industries' subsidiary, Williams Steel Erection Company will work with Williams Bridge and will be responsible for the on-site erection of the project. Drawings necessary for fabrication are already in process and it is anticipated that actual production will begin in August 2003.

Williams Industries' President and CEO Frank E. Williams, III, called the contract award "a quantum leap forward" for the company.
"This award validates the company's decision to expand its manufacturing capabilities. Even though this is a tremendous award, the job schedule requirements, coupled with our increased production capacity, will allow Williams Bridge Company to bid not only on the next Woodrow Wilson contract, but also on any other steel bridge projects in the eastern United States."

Richard D. Geyer, president of Williams Bridge Company, said the firm's capacity and location, which is in close proximity to the project, were certainly important to Granite and Corman's decision to award the job to Williams. "Obviously, they had a number of choices for fabricators. This is one of the premier infrastructure projects in America today and everyone in the industry wants to be involved. We are delighted to have been selected and to be teamed with such quality firms as Granite and Corman on a project of such significance."

The subsidiaries of Williams Industries, Inc. provide a wide range of quality, cost competitive services and products for the industrial, commercial and institutional construction markets. The construction and manufacturing services include: steel and precast concrete erection; miscellaneous metals installation; the fabrication of welded steel plate girders; rolled steel beams, and light structural and other metal products; the construction, repair and rehabilitation of bridges; crane rental, heavy and specialized hauling and rigging.

This release contains forward-looking statements, which are subject to risks and uncertainties, that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements. Investors or other users of forward-looking statements are cautioned that such statements are not a guarantee of future performance by the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

For additional information, please go to the company's web site
"www.wmsi.com" or call the investor relation's office at (703) 335-
7800.